Exhibit 19.1

POLICY ON THE PREVENTION OF INSIDER TRADING AND

MISUSE OF CONFIDENTIAL INFORMATION OF

DAWSON GEOPHYSICAL COMPANY

In the normal course of business, officers, directors, employees and agents of Dawson Geophysical Company, and its subsidiaries and affiliates (collectively, the “Company”) may come into possession of significant, sensitive, confidential or proprietary information.  In the eyes of the law, this information is considered the Company’s property.  Persons affiliated with the Company hold this information in trust.  Because the Company is publicly held, federal insider trading laws generally prohibit any director, officer, employee or agent of the Company possessing material, nonpublic information about the Company from buying or selling Company securities or passing on such information to such buyers or sellers.  For purposes of the insider trading laws, Company securities also include options and include direct holdings as well as indirect holdings such as holdings through employee benefit plans.

Substantial legal penalties can be imposed for violation of the federal insider trading laws.  The purpose of this policy is to: (i) inform persons that are affiliated with the Company of their responsibilities in this area under the law; (ii) establish procedures for certain officers, directors, employees and agents of the Company to follow before trading in Company securities; (iii) establish a policy for such persons to follow with respect to maintaining confidentiality of information related to the Company and (iv) explain the consequences of violating the law and this policy.  In order to facilitate compliance with applicable law regarding insider purchases and sales of the securities of the Company, the Company is implementing the following policy.

I.	Federal Insider Trading Laws

The Law.  Federal insider trading laws generally prohibit any officer, director, employee or agent (or any person related to an officer, director, employee or agent) of the Company who possesses material, nonpublic information (also referred to as “inside information”) relating to the Company from buying or selling shares of common stock (“common stock” or “stock”) or other securities of the Company or any publicly traded stock options or other Company securities, or engaging in any other action to take advantage of, or pass on to others, that information.  Personal trading transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not an exception.  The United States Securities and Exchange Commission (“SEC”), which is the primary U.S. regulator under the federal securities laws, takes the view that the mere fact that a person knows or possesses the information is enough to bar him or her from trading, even if the reasons for the potential trade are not based on that information.  This prohibition also extends to all material, inside information that may be acquired in the course of a person’s employment or relationship with the Company relating to the securities issued by other companies.  The restrictions described herein with respect to officers, directors, employees and agents generally apply to Family Members (as defined below) of such persons.

Materiality.  In applying the policies set forth in this statement, it is often important for you to determine whether certain information is material, nonpublic information.  Information may be considered “material” when the information, whether positive or negative, might be of possible significance to an investor in a decision to purchase, sell or hold stock or other securities.  Information may be significant for this purpose even if it would not alone determine the investor’s decision.  Chances are, if a person learns something that leads that person to want to buy or sell securities, the information will be considered material.  Thus, even speculative information can be material; information that something is likely to happen or not happen, or even that it may or may not happen, can be considered material.  In short, any information which could reasonably be expected to affect the price of the security is material information and, if not public, such information is material, nonpublic information.

By way of example, it is probable that the following information, in most circumstances, would be deemed material:

●	annual, quarterly or monthly financial results;
●	a change in earnings or earnings projections;
●	negotiations and agreements regarding a significant pending or proposed merger, acquisition, business combination or tender offer;
●	a significant sale of assets or the disposition of a subsidiary;
●	significant changes in prices, customers or suppliers;
●	planned changes in dividend or distribution policies;
●	declaration of a stock split or the offering of additional debt or equity securities;
●	entering into of significant new contracts or the non-performance by a party under a significant existing contract;
●	significant threatened litigation or significant developments in existing litigation;
●	significant labor disputes;
●	top management changes; or
●	significant changes in service offerings.

This list is not exhaustive; other types of information may also be material.  Officers, directors, employees and agents, and all Family Members of such persons, must not engage in the purchase or sale of stock or securities of the Company until after the type of information described above becomes public.

When Information is Public.  Information is considered “public” and no longer “inside” only after it has been effectively disclosed in a manner sufficient to insure its availability to the investing public.  This disclosure generally requires reporting on the Dow Jones tapes in the United States, the Associated Press or similar wire service, Reuters Economic Services or in major financial newspapers.  Selective disclosure to a few persons does not make information public.  Furthermore, adequate dissemination requires allowing enough time after the announcement for the market to react to the information.  Once the Company releases information through public channels, it may take a few additional days for it to be considered adequately disseminated.

II.	Restrictions on Purchases, Sales and Other Conduct

General Policy.  It is the Company’s policy that if you possess material, nonpublic information concerning the Company, neither you nor your spouse, minor children, other adults living in your household, or family members who do not live in your household (collectively, “Family Members”), whether or not your Family Members are aware of or possess the material, nonpublic information, may (i) buy or sell common stock or other securities of the Company (including options relating to such securities) or (ii) pass on such information to others.  This policy also extends to trading in stock or other securities (including options relating to such securities) issued by other companies such as customers, suppliers, competitors or joint venture partners if you have acquired or possess material, nonpublic information relating to such companies in the course of your employment or affiliation with the Company.

Blackout Period.  In addition to the general policy prohibiting trading while in possession of material, nonpublic information, it is the Company’s policy that all directors, officers and employees who regularly have access to internal financial information, and all Family Members of such persons, are also prohibited from purchasing or selling stock or other securities of the Company during the period beginning on the 15th day of the last month of each fiscal quarter and ending two full trading days after earnings have been released with respect to such quarter or fiscal year (the “Blackout Period”).  Therefore, the Blackout Period will begin on each December 15, March 15, June 15 and September 15, and will end on the first trading day after two full trading days have elapsed after the date on which earnings were released for the prior quarter or prior year, as applicable.  For example, if earnings are released before the market opens on Wednesday, the Blackout Period will extend through Wednesday and Thursday and transactions may resume on Friday.

Special Blackout Period.  From time to time a material event (such as the development of merger and acquisition activities) may require the Company to implement a blackout period related to that specific event (a “Special Blackout Period”).  If you could have access to material, nonpublic information concerning that event, the Company may designate you as being subject to the Special Blackout Period.  If you are made subject to a Special Blackout Period, you may not engage in any transaction involving the purchase or sale of Company stock until advised that the Special Blackout Period has been terminated.  Special Blackout Periods will only be announced to those employees who are aware of the event giving rise to the blackout period.  Employees made aware of the existence of a Special Blackout Period may not disclose the existence of the Special Blackout Period to any other person.

Additional Restrictions in Specific Circumstances.  From time to time, the Company may recommend, or require, that directors, officers, selected employees and others refrain from trading because of developments known to the Company and not yet disclosed to the public (a “situation-specific trading period”).  In such a case, the persons so advised should not engage in any transaction involving the purchase or sale of stock or any other securities of the Company until advised that the restriction has been terminated and shall not disclose to others inside or outside of the Company the fact that the Company has imposed a trading restriction.

Tipping.  Information that could have an impact on Company stock price, or sensitive information relating to other companies, including customers, suppliers or potential parties to contracts, must not be passed intentionally or inadvertently on to other companies or people (such as Family Members, friends, relatives or business associates).  When “tipping” occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee gives the information.  The legal penalties described in this policy are applicable whether or not a person derives any benefit from another’s actions.

No Short Sales, Etc.  You should not make any short sales of stock or other publicly traded securities of the Company, purchase stock or such other securities on margin.  You should not place limit orders for stock or such other securities that remain effective after the day on which they are placed (such as “good until cancelled” orders).

Publicly Traded Options.  Company employees are prohibited from engaging in transactions in put options, call options or other derivative securities of the common stock on an exchange or in any other organized market.  A transaction in options is, in effect, a bet on the short-term movement of the common stock, and therefore creates the appearance that you are trading based on inside information

Hedging Transactions.  Company employees are prohibited from engaging in hedging transactions related to the common stock.  Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the common stock.  These transactions would allow you to continue to own the covered securities, but without the full risks and rewards of ownership.  You may no longer have the same objectives as the Company's other stockholders.

NOTE: No Safe Harbor.  For those persons who are subject to either or both of the blackout periods and situation-specific trading restrictions, the non-existence of such blackout periods and situation-specific trading restrictions should not be considered a safe harbor for trading, and all officers, directors, other employees and agents should use good judgment at all times.  For example, occasions may arise when individuals covered by this policy become aware prior to the Blackout Period that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material.  In such a case, the general policy would still prohibit trading even though the time period is not within the Blackout Period or even if you are not subject to the Blackout Periods in the normal course of business.  If you have any questions about whether you are permitted to trade in Company securities at any particular time, you should contact Christina W. Hagan, who has been designated as our compliance officer for purposes of this policy (or her successor).

Option Exercises.  These restrictions do not relate to “direct” (as opposed to “cashless”) exercises of options to purchase common stock, for example, purchases pursuant to the exercise of options where no sale of the underlying shares is involved.  However, any exercises of options which relate to the sale of stock or other securities of the Company would be subject to the restrictions contained in this policy.

Post Employment.  This policy may continue to apply to you after the termination of your employment. If your employment terminates for any reason while you are in possession of material, nonpublic information or you are subject to either or both of the blackout periods or situation-specific trading restrictions, you will continue to be subject to this policy until the blackout period or situation-specific trading restriction ends or until that information has become public or is no longer material.

No Excuses.  Remember that transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are neither an exception to this policy nor a safeguard against prosecution for violation of insider trading laws.  The SEC takes the position that the mere fact that an employee knows of or possesses inside information is a prohibition to trading; it is no excuse that the employee’s asserted reasons for trading were not based on that information.

III.	Rule 10b5-1 Trading Plans

Rule 10b5-1.  SEC Rule 10b5-1, which became effective in October of 2000, defines when a purchase or sale of securities constitutes trading “on the basis of” material, nonpublic information under the insider trading laws.  Rule 10b5-1 provides generally that a purchase or sale of securities is “on the basis of” material, nonpublic information if the person engaging in the transaction is aware of the material, nonpublic information when the person makes the purchase or sale.  In addition, Rule 10b5-1 creates an affirmative defense to insider trading liability.  The affirmative defense is available to a person purchasing or selling a security while aware of material, nonpublic information if, before becoming aware of the information, the person had entered into a binding contract to purchase or sell the security, had instructed another person to purchase or sell the security for the instructing person’s account, or had adopted a written plan for trading the security, and (in each case) the contract, instruction or plan meets certain specificity requirements as to amount, price and timing or imposes effective prohibitions on the insider’s ability to exercise subsequent influence over the trades.  The contract, instruction or plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules.  In some circumstances, terminating a contract, instruction or plan that is in place could call into question whether it was entered into in good faith.  Officers, directors and employees, or their Family Members, may enter into such a Rule 10b5-1 sales, instruction or purchase plan (a “10b5-1 plan”) as described below.

10b5-1 Plan.  Persons whose trading activity is covered by this policy may enter into such a 10b5-1 plan.  In the event a person enters into a 10b5-1 plan, restrictions on trading otherwise applicable under this policy will not apply to the extent transactions are executed in compliance with the 10b5-1 plan and applicable law.  In the event a person chooses to enter into a 10b5-1 plan, he or she is advised to seek his or her own counsel.  A 10b5-1 plan should not be entered into at a time when the person entering into it is aware of material, nonpublic information.  In addition, a 10b5-1 plan should not be adopted within a Blackout Period, a Special Blackout Period or a situation-specific restricted trading period.  The compliance of any 10b5-1 plan with the applicable SEC rules is the responsibility of the person entering into such 10b5-1 plan.

Advance Notification Procedure.  The Company’s policy mandates that 10b5-1 plans, and changes to them, be submitted for review by the Company.  Persons who desire to enter into a 10b5-1 plan should notify the Company of such desire and provide Christina W. Hagan at the Company with such 10b5-1 plan.  The Company is under no obligation to approve the 10b5-1 plan and may determine not to permit the 10b5-1 plan.

IV.	Additional Rules for “Section 16 Insiders”

In addition to the rules set forth above, all directors, executive officers and stockholders holding more than 10 percent of the outstanding common stock, together with their Family Members, (collectively, “Statutory Insiders”) are subject to certain additional rules governing their transactions in the stock and securities of the Company.  Section 16 of the Securities Exchange Act of 1934, as amended, prohibits Statutory Insiders of the Company from purchasing any common stock within six months before or after a sale, or selling any common stock within six months before or after a purchase.  Although Section 16 is designed to prevent the abuse of inside information, it is an absolute rule, and therefore it applies whether or not the Insider actually possesses any material, undisclosed information.  Additionally, Statutory Insiders of the Company are required to report their ownership and transactions in Company securities to the SEC on certain forms.  Statutory Insiders should contact Christina W. Hagan, who has been designated as the Company’s Section 16 compliance officer (or her successor), before engaging in any transaction, so that the information necessary to prepare these forms may be obtained and it can be determined if there is any reason that the Insider should not be trading in stock or other securities of the Company.

V.	Policy on Maintaining Confidentiality

All officers, directors, employees and agents should avoid communicating nonpublic Company information to any person (including Family Members and friends) unless the person has a need to know the information for Company-related purposes.  This policy applies without regard to the materiality of the information.  Consistent with the foregoing, all officers, directors, employees and agents should be discreet with nonpublic information and refrain from discussing it on cell phones or in public places where it can be overheard, such as elevators, restaurants and on public transportation.  To avoid even the appearance of impropriety, you should at all times refrain from providing advice or making recommendations regarding the purchase or sale of Company securities or the securities of other companies of which you have knowledge as a result of employment or association with the Company.  If an officer, director, employee or agent communicates information that someone else uses to trade illegally in securities, the legal penalties described in this policy are applicable, whether or not any personal benefit was derived from the illegal trading.

VI.	Compliance and Penalties

Surveillance.  The SEC and the national securities exchanges in the U.S. and the NASDAQ Stock Market have extensive surveillance facilities that are used to monitor trading in stocks and options.  Frequently, these institutions have cooperative arrangements with comparable institutions outside the U.S.  If a security transaction becomes the subject of scrutiny, the transaction will be viewed after the fact.  As a result, before engaging in any transaction, all persons covered by this policy should carefully consider how regulators and others might view the transaction in hindsight.

Penalties.  The consequences of insider trading violations can be severe under U.S. law.  The SEC takes the position that these laws apply to all transactions in shares, options or other securities of companies listed for trading in the U.S., whether or not the actual trades take place in the U.S.  For individuals who trade on inside information (or tip information to others), penalties include:

1.	A civil penalty of disgorgement, or return, of profit gained or loss avoided, plus a fine of up to three times the profit gained or loss avoided;
2.	A criminal fine (no matter how small the profit) of up to $5 million; and
3.	A jail term of up to 20 years.

In addition to civil and criminal penalties, persons contemporaneously trading at the time of a violation of the insider trading laws have the right to sue the insider for an amount equal to the profit gained or loss avoided by the insider in such transaction, offset by any amounts the insider is required to disgorge by the SEC.

For a company (as well as any supervisory person of a company) that fails to take appropriate steps to prevent illegal trading, penalties include:

1.	A civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
2.	A criminal penalty of up to $25 million.

Compliance.  All officers, directors, employees and agents of the Company must strictly comply with this policy.  Moreover, no person should engage in any transaction in which he or she may even appear to be trading while in possession of material, nonpublic information.  Failure to observe this policy may result in serious legal difficulties for the officer, director, employee or agent, as well as for the Company, including the possibility of civil suits by stockholders.

Company Sanctions.  Failure to comply with this policy may also subject you to Company-imposed sanctions, including dismissal, whether or not your failure to comply with this policy results in a violation of the law.

VII.	Administration & Enforcement

Questions.  All questions and inquiries regarding this policy should be addressed to Christina W. Hagan.  If you are unsure about any aspect of this policy or its applicability to you, please ask Christina W. Hagan before taking any action.  Note, however, that the ultimate responsibility for adhering to this policy and avoiding unlawful transactions rests with the individual employee.

Discipline. Violations of this policy are subject to disciplinary action, up to and including termination of your employment, whether or not you have violated federal securities law.

Revisions.  This policy may be revised from time to time as deemed necessary by the Company’s management or the Company’s board of directors.  Written notice of any such revisions will be provided to each employee.

After you have read the enclosed policy please sign the acknowledgment below and return it to ____________________by ______________.

ACKNOWLEDGMENT

I hereby acknowledge receipt of the policy entitled “Policy on the Prevention of Insider Trading and Misuse of Confidential Information of Dawson Geophysical Company.”  I have reviewed and understand the policy and agree to abide by its terms.

Signature: Print Name: Date: